Exhibit 10.3
EMPLOYMENT AGREEMENT
     THIS EMPLOYMENT AGREEMENT (“Agreement”) is made by and between Diamond Offshore Management Company. (“Company”), and John L. Gabriel (“Executive”), and is dated as of December 15, 2006.
WITNESSETH:
     WHEREAS, Company desires to continue the employment of Executive and Executive desires to remain in the employment of Company on the Effective Date, in each case on the terms and conditions set forth herein;
     NOW, THEREFORE, for and in consideration of the mutual promises, covenants and obligations contained herein, Company and Executive agree as follows:
ARTICLE 1: EMPLOYMENT AND DUTIES
     1.1 Employment; Effective Date. Company agrees to continue the employment of Executive and Executive desires to remain in the employment of Company beginning on October 1, 2006 (the “Effective Date”) and continuing for the period of time set forth in Article 2 of this Agreement, subject to the terms and conditions of this Agreement.
     1.2 Position. Company shall employ Executive in the position of Senior Vice President-Contracts and Marketing (“Job Title”). In such capacity, Executive will, as reasonably requested by the Board of Directors/President of Company from time to time, carry out the functions of his office and furnish his best advice, information, judgment and knowledge with respect to the business of the Company and its subsidiaries. During the term of his employment, Executive shall be furnished with a private office and such other facilities and services as are commensurate with his position with Company and adequate for the performance of his duties under this Agreement.
     1.3 Business Expenses. Executive is authorized to incur reasonable expenses for the discharge of his duties hereunder and the promotion of Company’s business, including expenses for entertainment, travel and related items. Company shall reimburse Executive for all such expenses upon presentation by Executive from time to time of itemized accounts of expenditures incurred in accordance with customary Company policies.
     1.4 Exclusivity of Employment. Executive agrees his position with the Company will be his sole employment and he will use his best efforts to discharge his duties and responsibilities in such capacity and to act subject to the direction of the Chief Executive Officer/President. Part-time activities that do not interfere with Executive’s duties and responsibilities pursuant to this Agreement shall not constitute employment. Participation by Executive as a member of a board of directors not related to the Company in any way, or such similar participation, shall require the consent of the President. During the Term of this Agreement, Executive shall not, directly or knowingly indirectly, either as an Executive, officer, director, or in any other individual or representative capacity, either for his own benefit or the benefit of any other person or entity solicit, recruit, induce, entice, encourage or in any way cause any employee of Company (or an affiliate) to terminate his/her employment with Company (or such affiliate). This Article is not intended to limit the ability of Executive to terminate the employment of Company employees in the course and scope of his position with Company.
ARTICLE 2: TERM AND TERMINATION OF EMPLOYMENT
     2.1 Term. Unless sooner terminated pursuant to other provisions hereof, Company agrees to employ Executive for a thirty-nine (39) month period beginning on the Effective Date and concluding on December 31, 2009 (“Term”).
     2.2 Company’s Right to Terminate. Notwithstanding the provisions of paragraph 2.1, Company shall have the right to terminate Executive’s employment under this Agreement at any time for any of the following reasons:
(a) upon Executive’s death;
(b) upon Executive’s becoming unable to perform his duties hereunder due to sickness or injury for a period of at least 180 consecutive days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to Executive or Executive’s legal representatives (a “Disability”);
(c) if Executive engages in conduct that constitutes: (i) a breach of his fiduciary duty to Company or its shareholders; (ii) in carrying out his duties hereunder engages in conduct that constitutes acts of fraud; (iii) in carrying out his duties hereunder engages in conduct that constitutes gross neglect; (iv) in carrying out his duties hereunder engages in conduct that constitutes gross misconduct resulting, in any case, in economic harm to Company; or (v) upon the conviction of Executive for a felony; and
(d) for any other reason whatsoever, in the sole discretion of Company.
     For purposes of this Agreement, a termination by Company under clause (c) above shall constitute a termination by Company for “Cause.” Cause, however, shall not include bad judgment or any act or omission believed by the Executive in good faith to have been in or not opposed to the interest of Company (without intent by the Executive to gain, directly or indirectly, a profit to which he was not legally entitled).
     2.3 Executive’s Right to Terminate. Notwithstanding the provisions of Article 2.1, Executive shall have the right to terminate his employment under this Agreement at any time for any of the following reasons:
(a) without Executive’s consent, a substantial and material diminishment of Executive’s duties, responsibilities and status with the Company as described in Article 1.2, above;
(b) a reduction in Executive’s Base Salary and/or Job Title;

(c) the Company’s requiring Executive to relocate anywhere other than Houston, Texas, except in the event Executive’s office is moved no more than 50 miles from its present location, or, in the event Executive consents to such relocation out of Houston, Texas, the failure by Company to pay or reimburse Executive for all reasonable moving expenses incurred by Executive relating to a change of Executive’s principal residence in connection with such relocation and to indemnify Executive against any loss (defined as the difference between the actual bona fide sale price of such residence and the fair market value of such residence as determined by a member of the Society of Real Estate Appraisers designated by Executive and satisfactory to Company) realized in the sale of Executive’s principal residence in connection with any such change of residence; and
(d) for any other reason whatsoever, in the sole discretion of Executive.
     For purposes of this Agreement: (i) a termination of employment by Executive under clauses (a) through (c) above shall constitute a termination of employment by Executive for “Good Reason;” and (ii) a termination of employment by Executive under clause (d) above shall constitute a termination of employment by Executive “without Good Reason”.
     2.4 Notice of Termination. Notwithstanding the provisions in Article 2.1 herein relating to the Term of this Agreement, if Company or Executive desires to terminate Executive’s employment hereunder at any time prior to expiration of the Term of employment as provided in Article 2.1, it or he shall do so by giving a minimum of fifteen (15) days written notice to the other party that it or he has elected to terminate Executive’s employment hereunder and stating the effective date and reason for such termination, provided that no such action shall alter or amend any other provisions hereof or rights arising hereunder. Executive must provide fifteen (15) days notice of separation to be eligible for the benefits described in Article 4.1.
     2.5 Extension of Agreement. Following expiration of the Term of this Agreement, the Term will be automatically extended for successive terms of one (1) year commencing on the anniversary of the Effective Date.
ARTICLE 3: COMPENSATION AND BENEFITS
     3.1 Base Salary. During the Term, Executive shall receive an annual base salary equal to $400,000 (“Base Salary”), subject to increases as the Chief Executive Officer/President of the Company may, in their sole discretion, from time to time determine. Executive’s Base Salary shall be paid in equal installments in accordance with Company’s standard practices and pay dates regarding payment of compensation to executives and shall be subject to applicable withholding and deductions.
     3.2 Executive Health and Welfare Benefits. Executive shall be entitled to participate in Company’s insurance plans (medical, dental, life and disability), during the term of this Agreement. Upon termination of Executive’s employment under Articles 2.2(a), 2.2(b), 2.2(d),

2.3(a), 2.3(b) or 2.3(c) and for the remaining Term under this Agreement but not less than two (2) years thereafter, Company shall continue to provide Executive with insurance benefits (medical, dental, life and disability) which Executive was receiving or entitled to receive at the time of his termination of employment, with all costs paid by Company. Company, shall, however, issue Executive a COBRA notice upon the termination of his employment. Such insurance benefits shall be discontinued to the extent Executive is eligible to receive comparable coverage from a subsequent employer and/or except to the extent that the subsequent employer’s plan does not cover the preexisting medical conditions of the Executive or a previously covered member of the Executive’s family.
     3.3 Other Benefits/Compensation. During the term of this Agreement, Executive shall be entitled to participate in such employee benefit and compensation programs, plans and policies as are maintained by Company and as may be established for employees of Company from time to time on the same basis as other executive employees are entitled thereto. These include plans or policies relating to funded and unfunded executive benefits, such as bonus compensation, vacation time, leave time, retirement plans and stock plans. It is understood that the establishment, termination or change in any such executive employee benefit program, plan or policy may be made by the Company in the exercise of its sole discretion, from time to time, and any such termination or change in such program, plan or policy will not constitute a modification to this Agreement so long as Executive is permitted to participate in such program, plan or policy, as the case may be, as is available to other executives. Upon termination of employment, without regard to the manner in which the termination was brought about, Executive’s rights in such employee benefit and compensation programs, plans or policies shall be governed solely by the terms of the program, plan or policy itself unless otherwise stated to the contrary herein.
     3.4 Management Performance Bonus Program. Unless sooner terminated by operation of this Agreement, the provisions of this article 3.4 shall apply during the initial-three year term of this Agreement and terminate on September 30, 2009 (the “Bonus Term”).
     During the Bonus Term, Executive shall be eligible to participate in bonus plans made available to executive employees of the Company in a position commensurate with Executive’s position (“Bonus Plans”). Under the terms of the Company’s current Bonus Plans, Executive has an opportunity to earn an annual cash bonus (“Bonus Amount”) measured against objective financial performance criteria to be determined by the board of directors of Diamond Offshore Drilling, Inc. (or a committee thereof), at its sole discretion. The desired but not guaranteed target Bonus Amount is equal to a range between 60% and 65% of Executive’s Base Salary, and in no event shall the Bonus Amount payable in any given year exceed 100% of Executive’s Base Salary. Any Bonus Amount awarded to Executive under the Bonus Plans shall be paid in full each February.
     Except as otherwise provided for in this article 3.4, the provisions hereof shall not be construed to, or actually, amend or modify the terms of any established Bonus Plan, which terms shall control and govern any Bonus Amount awarded pursuant thereto.

ARTICLE 4: EFFECT OF TERMINATION ON COMPENSATION
     4.1 By Company Without Cause, By Company as a Result of Executive’s Death or Disability, or By Executive for Good Reason Prior to Expiration of Term. If Executive’s employment hereunder shall terminate on a date (“Date of Termination”) (i) by Company without Cause prior to the expiration of the Term (ii) as a result of Executive’s death or Disability prior to the Expiration of the Term, or (iii) by Executive for Good Reason (and, giving Company no less than fifteen (15) days notice) prior to the expiration of the Term, then, upon such termination, the payments and benefits described below will be provided to Executive, or in the event of Executive’s death, to his spouse (or his estate if he is not married or his spouse does not survive him):
(a) Within thirty (30) days after the Date of Termination, Company shall pay any Accrued Obligations and/or any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the Date of Termination provided by, and in accordance with the terms of, such plan, policy or program;
(b) Company shall pay Executive severance consisting of an amount equal to Executive’s Base Salary (less lawful deductions, as set forth in Article 3.1) for the remaining Term of this Agreement, or for twenty-four (24) months, whichever is greater. The severance shall be payable not less frequently than in equal monthly installments following termination or in the case of Executive’s death, the severance shall be payable in a lump sum;
(c) Any unexercised and/or unvested stock option grant or equivalent (SARS paid in stock) held by Executive upon termination of employment shall be fully vested on the date of termination and be eligible for exercise as provided for in the applicable plan document; and
(d) Company shall, at its sole expense as incurred, provide the Executive with customary outplacement services commensurate with Executive’s position but in no event shall the provision of such services exceed twelve (12) months or $25,000.
     4.2 By Executive Without Good Reason or By Company for Cause. If Executive’s employment hereunder shall be terminated by Company for Cause or by Executive without Good Reason, then within thirty (30) days of the Date of Termination Company shall pay any Accrued Obligations and/or any amounts owed but unpaid to Executive under any plan, policy or program of Company as of the Date of Termination provided by, and in accordance with the terms of, such plan, policy or program. All compensation and benefits to Executive hereunder shall terminate contemporaneously with the termination of such employment. Additionally, Company shall provide employee with a COBRA notice and other legally required notices.
     4.3 Payment Obligations Absolute/Release of Claims. Except as set forth in the following Article, Company’s obligation to pay Executive the amounts and to make the arrangements provided in this Article 4 shall be absolute and unconditional and shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which Company (including its subsidiaries and affiliates) may have against him or anyone else. All amounts payable by Company shall be paid without notice or demand. Executive shall not be obligated to seek other employment in mitigation of the amounts payable or arrangements made under any provision of this Article 4, and the obtaining of any such other employment (or the engagement in any endeavor as an independent contractor, sole proprietor, partner, or joint venturer) shall in no event effect any reduction of Company’s obligations to make (or cause to be made) the payments and arrangements required to be made under this Article 4.
     Executive acknowledges and agrees that the payments and benefits provided for in Article 4.1 constitute the exclusive remedy of Executive upon termination of employment for any reason. Executive further agrees that, as a condition to receiving such payments and benefits, Executive (or, if deceased or disabled, his estate or legal guardian) shall execute a complete and global release of claims relating to or arising out of his employment with, and termination of employment from, Company in a reasonable and customary form acceptable to Company. In the absence of Executive’s execution and delivery to Company of such a release, Company shall have no obligation to Executive to make any payment of the benefits as provided for in Article 4.1.
     4.4 Accrued Obligations. For purposes of this Agreement, “Accrued Obligations” shall mean, as of the Date of Termination, the sum of (i) Executive’s Base Salary through the Date of Termination to the extent not previously paid, (ii) except as otherwise previously requested by Executive, the amount of any compensation accrued by Executive as of the Date of Termination to the extent not previously paid, and (iii) any expense reimbursements and any other cash entitlements accrued by Executive as of the Date of Termination to the extent not previously paid.
     4.5 Section 409A of the Internal Revenue Code. Notwithstanding any other provision of this Agreement, if Internal Revenue Code Section 409A is applicable to this Agreement and Executive is determined to be a “Specified Employee” for purposes of Section 409A, payments and benefits under article 4.1 shall be paid no earlier than a date which is six months following Executive’s Date of Termination. Any amounts that were otherwise scheduled to be paid during such six (6) month period shall be paid in a lump sum upon expiration of such six (6) month period with all accrued interest calculated from the Date of Termination until such lump sum payment and equal to the average six (6) month U.S. Treasury Rate for the year. To the extent that the provision of any other payments or benefits under this Agreement are governed by Section 409A, as amended, the parties will work together in good faith to amend any provisions necessary for compliance or make payments in a manner to avoid or minimize excise tax, penalties or interest as a result of the provisions of Section 409A, while maintaining the basic financial provisions of this Agreement.
     4.6 Confidentiality and Nondisclosure. Executive agrees that he will not, at any time during or after the Term, make use of or divulge to any other person, firm or corporation any trade or business secret, process, method or means, or any other confidential information, including personnel information, concerning the business policies of the Company, which he may have learned in connection with his employment hereunder. For purposes of this Agreement, a

“trade or business secret, process, method or means, or any other confidential information, including personnel information” shall mean and include information treated either as confidential or as a trade secret by the Company. Executive’s obligation under this Article 4.6 shall not apply to any information which (a) is known publicly; (b) is in the public domain or hereafter enters the public domain without the fault of Executive; (c) is known to Executive prior to his receipt of such information from the Company, as evidenced by written records of Executive; or (d) is hereafter disclosed to Executive by a third party not under an obligation of confidence to Company. Executive agrees not to remove from the premises of Company, except as an Executive of Company in pursuit of the business of Company or except as specifically permitted in writing by Company, any document or other object containing or reflecting any such confidential information. Executive recognizes that all such documents and objects, whether developed by him or by someone else, will be the sole and exclusive property of Company. Upon termination of his employment hereunder, Executive shall forthwith deliver to Company all such confidential information, including without limitation all lists of lessees, customers, correspondence, employees, accounts, records and any other documents or property made or held by him or under his control in relation to the business or affairs of Company, and no copy of any such confidential information shall be retained by him.
     4.7 Non-Solicitation of Employees/Former Employees. In the event this Agreement is terminated or once Executive ceases to be an employee at any time for any reason, Executive agrees that for a period of two (2) years after such termination, Executive shall not, directly or knowingly indirectly, either as an executive, employer, independent contractor, consultant, agent, principal, partner, stockholder, officer, director, or in any other individual or representative capacity, either for his own benefit or the benefit of any other person or entity: (a) solicit, recruit, induce, entice, encourage or in any way cause any executive or management level person who is or was an employee of Company (or affiliate) within the six (6) months prior to Executive’s termination of employment with Company or thereafter to terminate his/her employment with Company (or such affiliate); or (b) directly solicit for hire, directly entice for hire, hire, or directly recruit any person who is or was an employee of Company within the six (6) months prior to Executive’s termination of employment with Company or thereafter.
ARTICLE 5: MISCELLANEOUS
     5.1 Notices. For purposes of this Agreement, notices and all other communications provided for herein shall be in writing and shall be deemed to have been duly given when personally delivered or three days after the date mailed by United States registered or certified mail, return receipt requested, or by a nationally known overnight courier, in either case postage prepaid and addressed as follows: If to Company, to its General Counsel and its President at its corporate address of record. If to Executive, to the most recent home address on file with Company, or to such other address as either party may furnish to the other in writing in accordance herewith, except that notices of changes of address shall be effective only upon receipt.
     5.2 Applicable Law/Venue. This contract is entered into under, and shall be governed for all purposes by, the laws of the State of Texas without reference to the principles of conflicts of laws. Executive and Company agree that Harris County, Texas will be the exclusive venue for any lawsuit or dispute between the parties relating to this Agreement, the relationship between the parties and/or the termination thereof.
     5.3 No Waiver. No failure by either party hereto at any time to give notice of any breach by the other party of, or to require compliance with, any condition or provision of this Agreement shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     5.4 Severability. If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions shall remain in full force and effect.
     5.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be original, but all of which together will constitute one and the same Agreement.
     5.6 Withholding of Taxes and Other Executive Deductions. Company may withhold from any benefits and payments made pursuant to this Agreement all federal, state, city and other taxes as may be required pursuant to any law or governmental regulation or ruling and all other normal executive deductions made with respect to Company’s executives generally.
     5.7 Headings. The paragraph headings have been inserted for purposes of convenience and shall not be used for interpretive purposes.
     5.8 Gender and Plurals. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely.
     5.9 Parent. All the benefits received by Company in this Agreement shall also inure to the benefit of Diamond Offshore Drilling, Inc, parent of Company.
     5.10 Successors. This Agreement shall be binding upon and inure to the benefit of Company and any successor of Company, including without limitation any person, association, or entity which may hereafter acquire or succeed to all or substantially all of the business or assets of Company by any means whether direct or indirect, by purchase, merger, consolidation, or otherwise. Except as provided in the preceding sentence, this Agreement, and the rights and obligations of the parties hereunder, are personal and neither this Agreement, nor any right, benefit or obligation of either party hereto, shall be subject to voluntary or involuntary assignment, alienation or transfer, whether by operation of law or otherwise, without the prior written consent of the other party.
     5.11 Vested Rights/Reemployment. The term of this Agreement is co-extensive with the Term of employment as set forth in Article 2.1. Termination shall not affect any right or obligation of any party which is accrued or vested prior to or upon such termination or by its terms continues following the termination of the Term, including without limitation Articles 4.6, 4.7, 5.1, and 5.2 of this Agreement. Executive further agrees that upon termination of his employment by the Company, he shall not re-apply or otherwise seek employment with Company in the future and that Company has no obligation to re-hire him.
     5.12 Entire Agreement; Conflict. This Agreement sets forth the entire agreement of the parties with respect to the subject matter hereof and expressly supersedes all oral or written agreements between the parties; except, this Agreement is not intended to modify, abrogate or supersede any of the parties’ obligations as reflected in benefit or compensation plans, policies or programs in which Executive participates as set forth in Article 3.3 herein. Any modification of this Agreement shall be effective only if it is in writing and signed by the party to be charged. In the event of any conflict between the terms of this Agreement and the terms of any policy, plan or program of Company not heretofore specified, the terms of this Agreement shall govern.
     5.13 Specific Performance. Company and Executive, jointly and severally, acknowledge that it would be impossible to calculate or ascertain accurately and definitively the damages Company would sustain from a breach by Executive of the provisions of Articles 4.6 and 4.7 of this Agreement and that no adequate remedy at law exists. Accordingly, in the event of a threatened breach by Executive of said provisions, Company shall be entitled to an injunction restraining such prohibited activity. Nothing herein, however, shall be construed as prohibiting Company from pursuing any other remedies available to Company for such breach or threatened breach, including recovery of damages from Executive.
     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date set forth above.

Diamond Offshore Management Company

By:	/s/ Lawrence R. Dickerson

Name:	Lawrence R. Dickerson
Title:	President and Chief Operating Officer

EXECUTIVE:

/s/ John L. Gabriel